Exhibit 99.1

ROUNDY’S, INC. REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

MILWAUKEE – August 9, 2012 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the second quarter ended June 30, 2012.

•	Net sales increased 1.7% to $996.8 million for the second quarter

•	Net income grew 6.6% to $18.9 million, or $0.42 diluted earnings per common share, for the second quarter

•	Adjusted EBITDA decreased 7.6% to $60.3 million for the second quarter

“Our second quarter results reflect the ongoing effects of a challenging economic environment on our business and our consumers,” said Robert Mariano, Roundy’s chairman, president and chief executive officer. “Our top line results were constrained by an increasingly price-conscious consumer and greater than anticipated pricing and promotional activity in several of our major markets. While these headwinds were worse than we expected in the quarter, we continue to be pleased with the strength in our Chicago area stores and the growing traction of our perishable, organic and own brand product offerings. As we look ahead, we believe that the economic and competitive conditions are likely to remain difficult for the second half of the year and consequently we are reducing our expectations for the year. We will continue to defend our local market leadership and are introducing a number of pricing and promotion initiatives focused on providing customers with high quality products at compelling values.”

Financial Results for Second Quarter of 2012

Net sales for the second quarter of 2012 were $996.8 million, an increase of $16.4 million, or 1.7%, from $980.4 million for the second quarter of 2011. The increase primarily reflects the impact of new stores, partially offset by a 3.3% decrease in same-store sales. The same-store sales decrease was primarily due to a 3.2% decrease in the number of customer transactions. Average transaction size in the second quarter 2012 was unchanged from the second quarter 2011. Same-store sales comparisons were negatively impacted by increased weakness in the consumer environment as a result of the soft economy and the increased effect of competitive store openings and related pricing and promotional activity in certain markets. In addition, the timing of the 2012 July 4th holiday negatively affected same store sales by shifting more sales into the third quarter than during the comparable prior year quarter.

Gross profit for the second quarter of 2012 increased 1.1% to $267.7 million, from $264.7 million in the second quarter of 2011. Gross profit as a percentage of net sales was 26.9% for the second quarter of 2012, compared to 27.0% in the second quarter of 2011. The decrease in gross profit as a percentage of net sales primarily reflects price and promotional investments in certain markets and increased shrink, partially offset by improved efficiencies in the Company’s supply chain operations.

Operating and administrative expenses for the second quarter of 2012 increased to $224.0 million, from $216.9 in the same period last year. Operating and administrative expenses as a percentage of net sales increased to 22.5% in the second quarter of 2012, from 22.1% in the same period last year, due to increased occupancy costs related to new and replacement stores, incremental costs related to being a public company and reduced fixed cost leverage in the Company’s core business resulting from lower same store sales.

For the second quarter of 2012, net income was $18.9 million, or $0.42 diluted earnings per common share, compared to $17.7 million, or $0.58 diluted earnings per common share, for the second quarter of 2011.

Adjusted EBITDA for the quarter ended June 30, 2012 was $60.3 million, compared to $65.2 million in the second quarter of 2011. The decrease was primarily due to the effect of a more challenging economic and competitive environment, which resulted in lower same-store sales and reduced fixed cost leverage, as well as lower gross margins.

The Company did not open any new stores during the second quarter of 2012 but expects to open three new stores and relocate one store during the second half of 2012.

Net cash provided by operating activities for the second quarter 2012 was $39.7 million, compared to $74.5 million during the second quarter 2011. The decrease in cash from operating activities was due primarily to the higher use of cash for working capital in 2012 which was primarily due to the timing of payments for inventory and accounts payable.

The Company paid a dividend of $0.23 per share on all outstanding shares of its common stock during the second quarter. The Company currently intends to declare its next dividend of $0.23 per share at its board of directors’ meeting in mid-August.

Year-to-Date Financial Results

Net sales were $1,935.1 million for the twenty-six weeks ended June 30, 2012, an increase of $38.7 million, or 2.0% from $1,896.4 million for the twenty-six weeks ended July 2, 2011. The increase primarily reflects the impact of new stores, partially offset by a 2.7% decrease in same-store sales. The same-store sales decrease was due to a 2.0% decrease in the number of customer transactions and 0.7% decrease in the average transaction size. The Company’s same-store sales were negatively impacted by the effect of competitive store openings during the last twelve months as well as a more challenging economic and competitive environment. Same-store sales were also affected by calendar shifts, including the New Year’s holiday, which is traditionally a slow sales day and fell in the first quarter of 2012 and the July 4th holiday, which shifted more sales into the third quarter this year.

For the twenty-six weeks ended June 30, 2012 net income was $21.2 million, or $0.51 diluted earnings per common share, compared to $26.5 million, or $0.87 diluted earnings per common share, for the twenty-six weeks ended July 2, 2011. Adjusted net income for the twenty-six weeks ended June 30, 2012 was $29.5 million, or $0.71 diluted earnings per common share, compared with $26.5 million, or $0.87 diluted earnings per common share for the twenty-six weeks ended

July 2, 2011. Adjusted net income for the current year-to-date period excludes an $8.4 million after-tax charge, or $0.20 per diluted common share, for the early extinguishment of debt and one-time IPO expenses that occurred during the first quarter 2012.

Adjusted EBITDA for the twenty-six weeks ended June 30, 2012 and July 2, 2011 was $109.0 million and $116.1 million, respectively.

Fiscal 2012 Guidance

The Company updated its guidance for fiscal 2012. The following table provides information on the Company’s current estimated 2012 results:

Sales growth	1.0% to 2.0%
Same-store sales growth	(3.0%) to (2.0%)
Adjusted EBITDA	$200 to $210 million
Adjusted EBITDA Margin	5.1% to 5.4%
Interest Expense (1)	$50.5 to $51.5 million
Income Tax Rate	39.5% to 40.0%
Capital Expenditures	$65 to $70 million
New Store Openings	4
Replacement Store Openings	2
Weighted Average Diluted Common Shares Outstanding (2)	43.4 million
Earnings per Share
Fully Diluted	$0.91 to $1.05
Excluding One-Time Transactional Costs (3)	$1.10 to $1.24

(1)	Includes non-cash interest of approximately $2.5 million and $1.3 million related to amortization of deferred financing fees and original issue discount, respectively.
(2)	Represents the weighted average diluted common shares outstanding for the full year, consisting of 38.6 million shares in the first quarter, 45.0 million shares in the second and third quarters and 45.1 million shares in the fourth quarter.
(3)	Presented to exclude expenses of approximately $13.8 million ($8.4 million, or $0.19 per share (based on estimated weighted average diluted common shares outstanding for the full year), net of income tax expense) incurred in connection with the debt refinancing and IPO in February 2012.

Conference Call

The Company will host a conference call and audio webcast today, August 9, 2012 at 4:30 p.m. ET (3:30p.m. CT) to discuss financial results for the second quarter fiscal 2012. To access the conference call, participants should dial (888) 790-3727; passcode is 5627188. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will be also broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.roundys.com, where it will be archived and accessible through August 23, 2012. A telephone replay will be available through August 23, 2012 by calling (866) 351-5764 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 159 retail grocery stores and 98 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s Fresh Market retail banners in Wisconsin, Minnesota and Illinois.

Non-GAAP Financial Measures

This press release presents Adjusted Net Income and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Comprehensive Income.” For a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables following “Consolidated Statements of Comprehensive Income.”

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect cost of capital and ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Contact:

Katie Turner

ICR

katie.turner@icrinc.com

646-277-1228

Roundy’s, Inc.

Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2011	June 30, 2012	July 2, 2011	June 30, 2012
Net Sales	$980,365	$996,842	$1,896,380	$1,935,087

Costs and Expenses:
Cost of sales	715,675	729,150	1,376,386	1,410,633
Operating and administrative	216,933	224,006	439,352	450,115
Interest:
Interest expense, net	17,338	11,594	34,659	25,660
Amortization of deferred financing costs	847	574	1,786	1,266
Loss on debt extinguishment	—	—	—	13,304

	950,793	965,324	1,852,183	1,900,978

Income before Income Taxes	29,572	31,518	44,197	34,109
Provision for Income Taxes	11,825	12,607	17,679	12,927

Net Income	$17,747	$18,911	$26,518	$21,182

Net earnings per common share:
Basic	$0.58	$0.42	$0.87	$0.51
Diluted	$0.58	$0.42	$0.87	$0.51

Weighted average number of common shares outstanding:
Basic	27,345	44,824	27,345	41,271
Diluted	30,395	44,990	30,395	41,813

Comprehensive Income	$17,986	$19,581	$26,995	$22,523

Adjusted Net Income

The following is a summary of the calculation of Adjusted Net Income for the thirteen and twenty-six weeks ended July 2, 2011 and June 30, 2012, respectively (in thousands):

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2011	June 30, 2012	July 2, 2011	June 30, 2012
Net Income	$17,747	$18,911	$26,518	$21,182
Loss on debt extinguishment, net of tax	—	—	—	8,049
One-time IPO expenses, net of tax	—	—	—	314

Adjusted Net Income	$17,747	$18,911	$26,518	$29,545

Net earnings per common share (adjusted):
Basic	$0.58	$0.42	$0.87	$0.72
Diluted	$0.58	$0.42	$0.87	$0.71

The Company presents Adjusted Net Income, a non-GAAP measure, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA

The following is a summary of the calculation of Adjusted EBITDA for the thirteen and twenty-six weeks ending July 2, 2011 and June 30, 2012, respectively (in thousands):

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2011	June 30, 2012	July 2, 2011	June 30, 2012
Net Income	$17,747	$18,911	$26,518	$21,182
Interest expense	17,338	11,594	34,659	25,660
Provision for income taxes	11,825	12,607	17,679	12,927
Depreciation and amortization expense	16,940	15,676	34,425	32,211
LIFO charges	550	500	1,000	1,250
Amortization of deferred financing costs	847	574	1,786	1,266
Non-cash stock compensation expense	—	419	—	657
One-time IPO expenses	—	—	—	519
Loss on debt extinguishment	—	—	—	13,304

Adjusted EBITDA	$65,247	$60,281	$116,067	$108,976

The Company presents Adjusted EBITDA, a non-GAAP measure, to provide investors with a supplemental measure of its operating performance. The Company believes that Adjusted EBITDA is a useful performance measure and is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the Company’s business than measures under U.S. generally accepted accounting principles (“GAAP”) can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock) and loss on debt extinguishment. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons. Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2011	June 30, 2012
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$87,068	$64,745
Notes and accounts receivable, less allowance for losses	32,467	35,311
Merchandise inventories	286,537	318,723
Prepaid expenses	18,880	18,102
Deferred income taxes	6,038	6,038

Total current assets	430,990	442,919

Property and Equipment, net	309,575	296,342

Other Assets:
Other assets—net	45,238	48,999
Goodwill	726,879	726,879

Total other assets	772,117	775,878

Total assets	$1,512,682	$1,515,139

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$245,216	$253,346
Accrued wages and benefits	48,876	40,675
Other accrued expenses	42,089	42,447
Current maturities of long-term debt and capital lease obligations	10,789	10,925
Income taxes	4,265	5,867

Total current liabilities	351,235	353,260

Long-term Debt and Capital Lease Obligations	809,352	690,406
Deferred Income Taxes	66,438	67,876
Other Liabilities	108,482	101,914

Total liabilities	1,335,507	1,213,456

Shareholders’ Equity:
Preferred Stock	1,044	—
Common stock (150,000 shares authorized, $0.01 par value, 27,072 shares and 45,657 shares at 12/31/11 and 6/30/12, respectively, issued and outstanding)	271	457
Additional paid-in capital	—	113,345
Retained earnings	221,365	232,045
Accumulated other comprehensive loss	(45,505)	(44,164)

Total shareholders’ equity	177,175	301,683

Total liabilities and shareholders’ equity	$1,512,682	$1,515,139

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited) Twenty-six Weeks Ended
	July 2, 2011	June 30, 2012
Cash Flows From Operating Activities:
Net income	$26,518	$21,182
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization, including deferred financing costs	36,211	33,477
Gain on sale of property and equipment	(203)	(97)
LIFO charges	1,000	1,250
Amortization of debt discount	250	634
Stock-based compensation expense	—	657
Interest earned on shareholder notes receivable	(93)	—
Loss on debt extinguishment	—	13,304
Deferred income taxes	—	59
Changes in operating assets and liabilities:
Notes and accounts receivable	(2,832)	(2,844)
Merchandise inventories	(26,474)	(33,436)
Prepaid expenses	(982)	778
Other assets	98	35
Accounts payable	78,917	8,130
Accrued expenses and other liabilities	(10,524)	(11,945)
Income taxes	19,854	1,662

Net cash flows provided by operating activities	121,740	32,846

Cash Flows From Investing Activities:
Capital expenditures	(26,564)	(16,351)
Proceeds from sale of property and equipment	246	102

Net cash flows used in investing activities	(26,318)	(16,249)

Cash Flows From Financing Activities:
Proceeds from long-term borrowings	—	664,875
Payments of debt and capital lease obligations	(5,452)	(787,873)
Dividends paid	—	(10,309)
Issuance of common stock, net of issuance costs	—	112,540
Debt issuance and refinancing fees and related expenses	—	(18,153)

Net cash flows used in financing activities	(5,452)	(38,920)

Net increase (decrease) in Cash and Cash Equivalents	89,970	(22,323)
Cash and Cash Equivalents, Beginning of Period	36,435	87,068

Cash and Cash Equivalents, End of Period	$126,405	$64,745

Supplemental Cash Flow Information:
Cash paid for interest	$36,001	$30,201
Cash paid (refunded) for income taxes	(2,177)	11,206